UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G/A
                                 AMENDMENT NO. 2

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       INTELIDATA TECHNOLOGIES CORPORATION
                       -----------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)


                                   45814T1407
                                 (CUSIP Number)


                                DECEMBER 31, 2000
             (Date of Event Which Requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G/A
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CUSIP NO. 458147107                                            Page 2 of 5 Pages
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   John H. Timmis
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,271,500 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,235,000 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,271,500 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,235,000 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,506,500 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
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CUSIP NO. 458147107                                            Page 3 of 5 Pages
---------------------                                          -----------------

ITEM 1(A). NAME OF ISSUER:

           Intelidata Technologies Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           13100 Worldgate Drive, Suite 600
           Herndon, VA 20170

ITEM 2(A). NAME OF PERSON FILING:

           John H. Timmis

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           J. H. Timmis Associates Inc.
           278 Hawley Road
           North Salem, NY 10560

ITEM 2(C). CITIZENSHIP:

           United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.001 par value

ITEM 2(E). CUSIP NUMBER:

           45814T1407

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ]  Broker or Dealer registered under section 15 of the Act,

           (b) [ ]  Bank as defined in section 3(a)(6) of the Act,

           (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E),

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ]  A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),
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                                 SCHEDULE 13G/A
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CUSIP NO. 458147107                                            Page 4 of 5 Pages
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           (h) [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ]  A group, in accordance withss.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant toss.240.13d-1(c), check this box [X]

ITEM 4. OWNERSHIP.

     (a) Amount beneficially owned:

         2,506,500 shares

     (b) Percent of class:

         6.5%

     (c) Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote: 1,271,500 shares
          (ii)   Shared  power  to vote or to  direct  the  vote:  1,235,000 shares
          (iii)  Sole  power to dispose  or to direct  the  disposition  of:
                 1,271,500 shares
          (iv)   Shared  power to dispose or to direct the  disposition  of:
                 1,235,000 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The wife of the reporting person and various advisory accounts managed by the reporting person who are beneficial owners of certain portions of the subject securities have the right to receive dividends from and the proceeds of the sale of such securities. None of such parties owns beneficially more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.
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                                 SCHEDULE 13G/A
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CUSIP NO. 458147107                                            Page 5 of 5 Pages
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ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 14, 2001
                                                   -----------------------------
                                                            (Date)

                                                        /s/ John H. Timmis
                                                   -----------------------------
                                                          (Signature)

                                                         John H. Timmis
                                                   -----------------------------
                                                          (Name/Title)